EXHIBIT 99.1

PRESS RELEASE

ESCALADE BOLSTERS DIVISION MANAGEMENT

Wabash, IN (August 22, 2005) Escalade, Incorporated (NASDAQ: ESCA) announced today that Dan Messmer has been appointed President of Martin Yale and Jim Allshouse has been appointed President of Escalade Sports. Mr. Reed, President and CEO of Escalade stated: "With the financial turnaround of our office products division well on its way, and largely behind us, these changes will allow us to shift our focus to core growth as we re-energize our product development and better position ourselves to look for acquisition opportunities in both business segments."

Dan Messmer joined Escalade Sports in 1976 and became President in 1996. As President, Mr. Messmer was instrumental in growing the Sporting Goods business from $53 million in 1996 to $142 million in 2004; a growth process that involved significant core growth as well as several strategic acquisitions. As President of Martin Yale, Mr. Messmer will now focus on the growth opportunities in the Office Products business.

Jack Costelloe, who prior to this announcement held the position of President of Martin Yale, will assume the post of President - Martin Yale International Sales. Mr. Costelloe has been with the Company since 1977, taking on ever increasing responsibilities, most recently the job of President during which time he skillfully guided Martin Yale back to profitability. He will now focus on the turnaround of international sales, an area in which he has considerable expertise.

Jim Allshouse has been appointed President of Escalade Sports to fill the vacancy created by the transfer of Mr. Messmer to Martin Yale. Mr. Allshouse has been with Escalade Sports since 1993 serving in various positions; most recently as Executive Vice President - Business Development wherein he played a lead role in integrating Marketing, Engineering and Product Management into a cohesive strategy that enabled the Sporting Goods business to dramatically grow. Mr. Allshouse will continue the successful growth strategies that have made Escalade Sports so successful.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.

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